Exhibit 21.1

SUBSIDIARIES OF LIVEVOX HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
LiveVox Intermediate LLC	Delaware
LiveVox, Inc.	Delaware
LiveVox Colombia SAS	Colombia
LiveVox International, Inc.	Delaware
LiveVox Solutions Private Limited	India
Speech IQ, LLC	Ohio
Engage Holdings, LLC	Ohio